As filed with the Securities and Exchange Commission on August 22, 2005.
Registration No. 333-119511

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Bois d’Arc Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State of Other Jurisdiction of Incorporation or Organization)	20-1268553 (I.R.S. Employer Identification Number)
600 Travis Street, Suite 5200 Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)

________________

Bois d’Arc Energy, Inc.

Amended and Restated Long-Term Incentive Plan

(Full Title of the Plan)

________________

Wayne L. Laufer

Chief Executive Officer

Bois d’Arc Energy, Inc.

600 Travis Street, Suite 5200

Houston, Texas 77002

(Name and Address of Agent for Service)

(713) 228-0438

(Telephone Number, Including Area Code, of Agent for Service)

________________

Copies to:

Jack E. Jacobsen

Locke Liddell & Sapp LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

(214) 740-8000

________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	4,910,950	$15.60	$76,610,820	$9,018

(1)  Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock as may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends, mergers or combinations or similar transactions.

(2)  Estimated solely for the purpose of calculating the registration fee. This fee was calculated in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for the Common Stock on the New York Stock Exchange on August 17, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The information specified by Item 1 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

The information specified by Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents set forth below are hereby incorporated by reference in this Registration Statement.

(i)         Our prospectus filed with the Commission on May 6, 2005 (File No. 333-119511) pursuant to Rule 424(b) under the Securities Act, which includes audited financial statements for our fiscal year ended December 31, 2004.

(ii)	Our Current Report on Form 8-K, filed with the Commission on May 10, 2005.
(iii)	Our Current Report on Form 8-K, filed with the Commission on May 12, 2005.
(iv)	Our Current Report on Form 8-K, filed with the Commission on August 10, 2005.

(v)         Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on June 20, 2005.

(vi)        Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the Commission on August 15, 2005.

(vii)       The description of our Common Stock, par value $0.01 per share, set forth in our Form 8-A filed with the Commission on May 3, 2005.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as such statement is so modified or superceded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Nevada Revised Statutes permit a corporation to include in its articles of incorporation and bylaws provisions eliminating or limiting the personal liability of a director to the corporation and its stockholders and creditors for damages for breach of fiduciary duty as a director, subject to certain conditions and limitations. Our articles of incorporation and bylaws will have the provisions summarized below.

Our articles of incorporation and bylaws will limit the liability of our directors and officers to the maximum extent permitted by Nevada law. With a few limited exceptions set forth in the Nevada Revised Statutes, Nevada law provides that a director or officer of a corporation is not individually liable to the corporation or its stockholders or creditors for damages resulting from any action or failure to act in his or her capacity as a director or officer unless it is proven that:

• the director’s or officer’s act or omission constituted a breach of his or her fiduciary duties; and

• the breach involved intentional misconduct, fraud or a knowing violation of the law.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law, which presently permits indemnification for all director and officer actions, provided that the director or officer either is not liable under Nevada law to the corporation, its stockholders or its creditors or acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests and, with respect to any proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. Our articles of incorporation and bylaws will require us to pay the expenses of directors and officers incurred in defending a proceeding involving alleged acts or omissions of the director or officer in his or her capacity as such as the expenses are incurred and in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court that he or she is not entitled to be indemnified. The bylaws will permit the board of directors to indemnify employees and other persons to the same extent. We believe indemnification under our bylaws will cover at least negligence and gross negligence on the part of indemnified parties. Except as ordered by a court and for advancement of expenses, a director or officer may not be indemnified if a final adjudication determines that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the current action. The termination of any proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere, or its equivalent, does not, of itself, under the bylaws create a presumption that the standards described above were not met. However, we are not permitted by our bylaws to indemnify a director or officer if he or she has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to us unless that court or another court of competent jurisdiction, determines that in view of all of the circumstances, the director or officer is fairly and reasonably entitled to indemnification.

In addition to indemnification provided for in our bylaws, we intend to enter into agreements to indemnify our directors and executive officers. These agreements, among other things, will provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or executive officer or at our request. We may also maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent. We believe these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The limited liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though derivative litigation, if successful, might otherwise benefit us and our stockholders. A stockholder’s investment in us may be negatively affected to the extent that we pay the costs of settlement or damage awards against our directors or officers under these indemnification provisions.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and, therefore, such indemnification provisions may be unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1

Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on June 20, 2005 (File No. 001-32494)).

4.2	Bylaws (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 1, 2005 (File No. 333-119511)).
4.3	Specimen Stock Certificate of Common Stock (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 1, 2005 (File No. 333-119511)).
4.4

Amended and Restated Long-Term Incentive Plan of Bois d’Arc Energy, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 1, 2005 (File No. 333-119511)).

5.1*	Opinion of Locke Liddell & Sapp LLP.
23.1*	Consent of Locke Liddell & Sapp LLP (Included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1*	Power of Attorney (Included on the Signature Page hereto).
* Filed herewith.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)       That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Bois d’Arc Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 22nd day of August, 2005.

BOIS D’ARC ENERGY, INC.

By:   /s/ Wayne L. Laufer

Wayne L. Laufer

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wayne L. Laufer and Roland O. Burns, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ M. Jay Allison M. Jay Allison	Chairman of the Board	August 22, 2005
/s/ Wayne L. Laufer Wayne L. Laufer	Chief Executive Officer and Director (Principal Executive Officer)	August 22, 2005
/s/ Gary W. Blackie Gary W. Blackie	President and Director	August 22, 2005
/s/ Roland O. Burns Roland O. Burns	Senior Vice President, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)	August 22, 2005
/s/ John L. Duvieilh John L. Duvieilh	Director	August 22, 2005
/s/ D. Michael Harris D. Michael Harris	Director	August 22, 2005
/s/ David K. Lockett David K. Lockett	Director	August 22, 2005

/s/ Cecil E. Martin, Jr. Cecil E. Martin, Jr.	Director	August 22, 2005
/s/ David W. Sledge David W. Sledge	Director	August 22, 2005

EXHIBIT INDEX

Exhibit Number	Description
4.1

Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on June 20, 2005 (File No. 001-32494)).

4.2	Bylaws (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 1, 2005 (File No. 333-119511)).
4.3	Specimen Stock Certificate of Common Stock (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 1, 2005 (File No. 333-119511)).
4.4

Amended and Restated Long-Term Incentive Plan of Bois d’Arc Energy, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1/A filed with the SEC on April 1, 2005 (File No. 333-119511)).

5.1*	Opinion of Locke Liddell & Sapp LLP.
23.1*	Consent of Locke Liddell & Sapp LLP (Included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1*	Power of Attorney (Included on the Signature Page hereto).
*Filed herewith.

Exhibit 5.1

Locke Liddell & Sapp LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201-6776

August 22, 2005

Bois d’Arc Energy, Inc.

600 Travis Street, Suite 5200

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Bois d’Arc Energy, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 4,910,950 shares (the “Shares”) of the Company's Common Stock, $0.01 par value per share (the “Common Stock”), that may be issued pursuant to the Company’s Amended and Restated Long-Term Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including the Company’s Articles of Incorporation and Bylaws and the Plan. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.

Based upon the foregoing, we are of the opinion that the Shares that may be issued by the Company, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We are admitted to the bar in the State of Texas, and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Nevada, and we express no opinion as to the effect of any other laws on the opinions stated herein.

The opinions expressed herein are as of the date hereof and are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change with respect to any matter set forth herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

LOCKE LIDDELL & SAPP LLP

By:   /s/ JACK E. JACOBSEN

Jack E. Jacobsen, Partner

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Bois d’Arc Energy, Inc. Amended and Restated Long-Term Incentive Plan of our report dated March 17, 2005, with respect to the consolidated financial statements of Bois d’Arc Energy, Inc. included in its Registration Statement on Form S-1 (File No. 333-119511) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

August 18, 2005

Dallas, Texas